CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated February 24, 2011 on the financial statements and financial highlights of the Touchstone Institutional Funds Trust included in the Annual Report to Shareholders for the fiscal year ended December 31, 2010 in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-119865) filed with the Securities and Exchange Commission.





                                                           /s/ ERNST & YOUNG LLP


Cincinnati, Ohio
April 29, 2011